Exhibit 10.68

OPTION AGREEMENT

            This Option Agreement (“Agreement”), dated effective as of the 28th day of September, 2005 (“Effective Date”), is by and between Buckskin Mining Company, a Delaware corporation (“Buckskin”) and KFx Plant III, LLC, a Delaware limited liability company (“KFx” and together with Buckskin, the “Parties”, and each, a “Party”).

Preliminary Statement

A.	KFx desires to build a K-Fuel plant using the patented technology of KFx Inc. (the “Plant”) on or adjacent to the Buckskin Mine.
B.	The Parties have agreed to the terms of a Sublease and Facilities Use Agreement except as provided herein, which agreement is attached hereto as Exhibit A.
C.

The Parties have agreed to the terms of a Coal Supply Agreement except as provided herein, which agreement is attached hereto as Exhibit B (together with the Sublease and Facilities Use Agreement, the “Operative Agreements”).

D.	KFx will make a nonrefundable payment to Buckskin of One Hundred Thousand Dollars ($100,000.00) concurrent with the execution of this Agreement.
E.	KFx will have until January 1, 2007, to cause the Operative Agreements to become effective as more fully set forth herein.
F.	KFX shall be permitted to use certain property of Buckskin to perform site review for assessing the feasibility of the construction and operation of the Plant.

            NOW THEREFORE, IN CONSIDERATION OF the mutual promises, terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Initial Payment.  Concurrent with the execution of this Agreement, KFx will pay to Buckskin, One Hundred Thousand Dollars ($100,000.00) as consideration for KFx’s receipt of the Option and negotiation of the Operative Agreements. This payment is non-refundable, and if not made within five (5) days after the Effective Date, this Agreement and all rights hereunder shall automatically terminate.

2.

Option.  (a) KFx shall have the option to cause the Operative Agreements to become effective and be in full force and effect (the “Option”) at any time after the Option Commencement Date (as defined below) and prior to January 1, 2007 (the “Option Period”). The "Option Commencement Date" shall mean the date upon which the Parties have agreed upon the location of the Plant and facilities related thereto and all exhibits to be attached to the Operative Agreements have been completed to the mutual satisfaction of the Parties.

(b)     As of the Effective Date, the Parties have not agreed upon the specific location of the Plant and/or related facilities on Buckskin's property.  Thus, the Parties will discuss such in good faith in an effort to determine a mutually agreeable location of the Plant, and facilities related thereto, for purposes of the

Operative Agreements; provided however, in the event that Buckskin determines that the location of the Plant and related facilities as proposed by KFx are not acceptable to Buckskin (in Buckskin's absolute and sole discretion), then Buckskin may terminate this Agreement without any liability or further obligations to KFx.

3.

Exercise of Option.  KFx shall only be permitted to exercise the Option by delivering to Buckskin two copies of both Operative Agreements in the form attached hereto, with no changes thereto unless agreed upon by the Parties, signed by KFX, along with the Letter of Credit required in each Operative Agreement.  KFx is not permitted to exercise the Option in part and/or at different times; for example, by delivering a signed copy of only one of the Operative Agreements or delivering a signed copy of the Operative Agreements on different days.

4.

Failure to Exercise.  If KFx fails to exercise the Option within the Option Period as required herein, this Agreement shall terminate and become null and void and the Operative Agreements shall not become effective.

5.

Execution of Operative Agreements.  If KFx exercises the Option by timely delivery of the Operative Agreements (and relevant Letters of Credit as required therein) to Buckskin, then Buckskin shall, within ten (10) days after the delivery thereof, execute and deliver to KFX a copy of each of the Operative Agreements. The effective date of the Operative Agreements shall be the date when the respective agreements are executed by Buckskin.

6.

Grant of License.  Upon execution of this Agreement the letter agreement between the Parties dated August 30, 2005, hereby terminates, and Buckskin hereby grants to KFx a license (“License”) pursuant to the following terms:

(a)

The License permits KFx to use that portion of Buckskin's property described on Exhibit A attached hereto (the "Property") solely for Site Review.  Site Review shall mean the use of the surface of the Property to the extent necessary to conduct exploratory core drilling and geotechnical surveys on the Property for the sole purpose of determining the feasibility of construction of the Plant on the Property.

(b)

Nothing herein is intended, nor shall it be interpreted, to grant to KFx any right to do use the Property for any purpose except Site Review, including without limitation to construct any structures on the property, to commit any waste upon the Property, to store any equipment on the Property except when in use for Site Review, or to commercially produce minerals or water from the Property.

(c)

KFx activities shall not interfere in any way with Buckskin's operations.  KFx shall coordinate its activities and operations with Buckskin, and shall follow the instructions given by Buckskin on the road or path KFx is permitted to take in order to access the Property.  KFx shall comply with all rules and regulations imposed by Buckskin for use of the Property, including without limitation any and all safety rules.

	(d)	KFx shall promptly remediate any damage to the Property due to KFx's actions, and promptly reimburse Buckskin any costs it incurs as a result of such damages.

	(e)	Upon termination of this Agreement or this License, KFx shall immediately remove any equipment and other materials brought on the Property.

(f)

Buckskin shall have the right to have its employees or representatives accompany KFx representatives at all times while on the Property, and shall have the right to remove KFx representatives from the Property at any time should Buckskin determine, in its sole discretion, that the KFx representatives have violated this License or otherwise pose a risk of harm to others or Buckskin's property.

	(g)	The License shall remain in effect until the earlier of (i) Buckskin and KFx enter into the Operative Agreements or (ii) this Agreement or License is otherwise terminated as provided herein.

(h)

KFx shall indemnify and save Buckskin, and its employees, officers, invitees, and representatives ("Associates") harmless from and against any and all damages or liability that Buckskin or its Associates may incur or be liable for, to the extent caused by any act or omission of KFx, its employees, agents or representatives.

(i)

At all times while on the Property,  KFx shall maintain at its sole cost and expense insurance in such amounts and coverage reasonably satisfactory to Buckskin, with insurance companies licensed to do business in the Wyoming, and having an A.M. Best’s rating of A-VII or better. KFx shall provide proof of such insurance upon Buckskin's request.

	(j)	Buckskin shall be permitted to terminate this License upon ten (10) days prior written notice to KFx, in the event KFx fails to comply with any of the terms of this Section 6.

7.

Termination.  In addition to the termination rights otherwise provided herein, this Agreement shall terminate: (i) if KFx has not delivered the Operative Agreements by the end of the Option Period (as required herein), or (ii) on the date that both Parties have signed the Operative Agreements.

8.

Confidentiality.  The terms and conditions set forth in this Agreement and the Operative Agreements are considered by the Parties to be confidential and proprietary information.  Neither Party shall disclose any such information to any third party without the other Party’s prior written consent; provided, however, that no such consent shall be needed where such disclosure (a) is required by law, regulation, or regulatory agencies having jurisdiction over one of the Parties or (b) is necessary in connection with a Party’s assertion of a claim or defense in a judicial or administrative proceeding and that in either of these events, the Party intending to make such disclosure shall advise the other Party in advance and cooperate to the extent practicable to minimize the disclosure of any such information.  Notwithstanding the foregoing provisions of this provision, either Party may disclose any information contained in the Agreement or the Operative Agreements to a prospective purchaser of the interest or assets of that Party or to a lender in connection with a financing transaction, provided, however, that any such prospective purchaser or lender shall be required to execute a written agreement wherein it agrees to be bound by these confidentiality provisions. For purposes of this provision, the term “third party” shall not include (a) a Party’s parent, subsidiary, or affiliate, or (b) the Parties’ respective officers, directors, employees, legal advisers, accountants, or consultants.

9.	Notices. All notices provided for herein shall be given to the Parties in the following addresses:

If to Buckskin:

                        Buckskin Mining Company
                        Kiewit Plaza
                        Omaha, Nebraska 68131
                        Attn:  President
                        Fax: (402) 271-2908

                        and

                        Buckskin Mining Company
                        9543 North US Hwy. 14-16
                        Gillette, Wyoming
                        Attn:  Mine Manager
                        Fax: (307) 686-5445

With Copy to:

Buckskin Mining Company Kiewit Plaza Omaha, Nebraska 68131 Attn: General Counsel Fax: (402) 271-2830

If to KFX:

KFX Plant III, LLC 55 Madison Street, Ste. 500 Denver, Colorado 80206 Attention: Senior Vice President Business Development Phone: (303) 293-2992 Facsimile: (303) 293-8430

With Copy to:

KFx Inc. 55 Madison Street, Suite 500 Denver, CO 80206 Attn: General Counsel Fax: (303) 293-8430

or at such other address or number as shall be designated by either Party in a notice to the other Party given in accordance with this provision.  All such communications shall be deemed to have been duly given, (a) in the case of a notice sent by regular mail, on the date actually received by the addressee, (b) in the case of a notice sent by registered or certified mail, on the date receipted for (or refused) on the return receipt, (c) in the case of a notice delivered by hand, when personally delivered, (d) in the case of a notice sent by facsimile or electronic transmission, upon transmission subject to telephone confirmation of receipt, and (e) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid

10.

Counterpart Execution.  This Agreement may be executed in one or more counterparts, each of which, by facsimile or otherwise, shall be deemed an original, but all of which together shall constitute but one and the same original instrument.

11.	Assignment. KFx shall not assign this Agreement, in part or in whole, without the prior consent approval of Buckskin, which consent may be withheld in Buckskin's sole discretion.

12.	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wyoming, without giving effect to the conflict of laws principles thereof.

13.

Entire Agreement.  This Agreement sets forth all of the promises, agreements, conditions, understandings and representations between the Parties with respect to the matters contemplated hereby and supersedes all prior agreements, arrangements and understanding between the Parties, whether written, oral or otherwise.

            IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

Buckskin Mining Company,

By: _______________________
Name: _______________________
Title: _______________________

KFx Plant III, LLC,

By: ______________________
Name: ______________________
Title: ______________________